Exhibit 12.1

LICENSED IN AZ, CA & FL	619-254-4459 info@solonlaw.com www.solonlaw.com

Casa Shares Assets, LLC

400 West Poleline Road

Rexburg, ID 83440

August 18, 2026

Re: Form 1-A Offering Statement

Ladies and Gentlemen:

Solon Law, PC has acted as counsel to Casa Shares Assets, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the sale by the Company of up to 20,932 series membership interests in Series Lorene at $10.00 per series interest, for total potential gross proceeds of $209,320.00. This opinion is being delivered in accordance with the requirements of Part III of Form 1-A. The series membership interests described above may collectively be referred to herein as the “series interests” and each, individually, as a “series interest.”

In rendering this opinion, we have examined (i) the Offering Statement and the exhibits thereto, (ii) the Certificate of Formation and Limited Liability Company Agreement of the Company, as currently in effect, (iii) certain resolutions of the Company, relating to the issuance and sale of the series interests, and (iv) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to certain factual matters, we have relied upon resolutions and representations of the management of the Company and have not sought independently to verify such matters.

Based on the foregoing, we are of the opinion that when sold and issued against payment therefor, as described in the Offering Statement, the series interests will be validly authorized, legally issued and fully paid, and the holders thereof will have no obligation to make further capital contributions with respect thereto solely by reason of their ownership of such series interests.

Our opinion herein is expressed solely with respect to the Delaware Limited Liability Company Act, as currently in effect, and we express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the series interests, the Offering Statement, or the circular included therein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Solon Law

SOLON LAW, PC